Exhibit 99.1

Media Contacts: Teresa Nilsen Hennessy Advisors, Inc. Terry@hennessyadvisors.com; 800-966-4354	Hibre Teklemariam SunStar Strategic HTeklemariam@sunstarstrategic.com; 703-894-1057

FOR IMMEDIATE RELEASE

Hennessy Advisors, Inc. Reports Quarterly Earnings

and Announces Quarterly Dividend

August 5, 2026, Novato, CA - Hennessy Advisors, Inc. (Nasdaq:HNNA) reported results for its third fiscal quarter ended June 30, 2026, and declared a quarterly dividend of $0.15 per share to be paid on September 3, 2026, to shareholders of record as of August 20, 2026. The dividend represents an annualized yield of 6.1%.*

“The U.S. stock market has delivered solid performance over the first half of 2026. I believe the market is trading on fundamentally positive information – strong corporate earnings as well as employment and wage growth – as opposed to any AI ‘hype.’ It is no longer primarily the Magnificent 7 driving market growth. Instead, we are seeing small and midcap growth and value stocks participating in the market’s advance,” said Neil Hennessy, Chairman and CEO. “I believe the shift in sentiment bodes well for long-term market performance. While interest rates may be higher than we had hoped, and geopolitical strain continues on a global level, I believe the underlying fundamentals continue to support measured growth, and I’m hopeful that we close out 2026 with another year of positive market returns,” he added.

“This quarter, we made the decision to redeem our notes payable of $40.25 million six months ahead of the maturity date of December 31, 2026,” said Teresa Nilsen, President and COO. “That decision reflects our assessment of current interest rates, our available cash position, and our analysis of short-term capital needs.”

“We are pleased to report a 4% increase in revenue driven by higher assets under management year-over-year,” she continued. “While the early redemption of our notes payable reduced earnings in the current quarter due to the accelerated recognition of financing costs, our net cash position increased 18% from the prior year to more than $35 million. We believe our balance sheet remains a competitive advantage, allowing us to pursue strategic acquisition opportunities while continuing to return capital to our shareholders through a dividend.”

Summary Highlights (compared to the prior comparable quarter ended June 30, 2025):

●	Total revenue of $8.4 million, an increase of 4%.
●	Net income of $2.0 million, a decrease of 6%, primarily attributable to the early redemption of debt.
●	Fully diluted earnings per share of $0.25, a decrease of 4%.
●	Average assets under management, upon which revenue is earned, of $4.3 billion, an increase of 4%.
●	Total assets under management of $4.4 billion, an increase of 3%.
●	Cash and cash equivalents, net of gross debt, of $35.4 million, an increase of 18%.

	Three Months Ended Jun 30,		Change
	2026	2025	Amount	Percent
Total Revenue	$8,390,476	$8,054,259	$336,217	4.2%
Net Income	1,999,148	2,120,934	(121,786)	-5.7%
Earnings Per Share (Diluted)	0.25	0.26	(0.01)	-3.8%
Weighted Average Number of Shares Outstanding (Diluted)	8,038,411	7,960,872	77,539	1.0%
Average Assets Under Management	4,261,027,927	4,098,783,695	162,244,232	4.0%

	As of Jun 30,
	2026	2025
Total Assets Under Management	$4,390,624,761	$4,280,005,244	$110,619,517	2.6%
Cash and Cash Equivalents, Net of Gross Debt Balance	35,350,689	30,069,042	5,281,647	17.6%

*	Based on the closing stock price of $9.76 on August 4, 2026, and an annualized dividend of $0.60 per share.

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy‑and‑hold philosophy that rejects the idea of market timing.

Supplemental Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Forward-Looking Statements

This press release contains “forward-looking statements” for which Hennessy Advisors, Inc. claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward‑looking statements relate to expectations and projections about future events based on currently available information. Forward‑looking statements are not a guarantee of future performance or results and are not necessarily accurate indications of the times at which, or means by which, such performance or results may be achieved. Forward‑looking statements are subject to risks, uncertainties, and assumptions, including those described in the sections entitled “Risk Factors” and elsewhere in the reports that Hennessy Advisors, Inc. files with the Securities and Exchange Commission. Unforeseen developments could cause actual performance or results to differ substantially from those expressed in, or suggested by, the forward‑looking statements. Hennessy Advisors, Inc. management does not assume responsibility for the accuracy or completeness of the forward-looking statements and undertakes no responsibility to update any such statement after the date of this press release to conform to actual results or to changes in expectations.